Press Release

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Ed Medlin
Vice President, Senior Counsel
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Paresh Maniar
Executive Director, Investor Relations
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MAXIM REACHES AGREEMENT IN PRINCIPLE TO SETTLE CLASS ACTION STOCK OPTION LITIGATION

SUNNYVALE, CA - May 5, 2010 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) announced today that it has entered into a memorandum of understanding reflecting an agreement in principle to settle all claims asserted against all defendants in the putative class action concerning the Company's stock option accounting practices captioned In re Maxim Integrated Products, Inc. Securities Litigation, Case No. C-08-00832-JW (N.D. Cal.). The agreement in principle provides for the payment of $173 million by the Company.  The after-tax cash impact is estimated to be $110 million. The memorandum of understanding contemplates the negotiation and execution of a final settlement agreement, and the settlement is subject to notice to the putative class and final approval by the Court.
The memorandum of understanding was entered into after the Company announced its preliminary results of operations for the three month period ended March 27, 2010 but prior to the filing of the Company's Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission for the three month period ended March 27, 2010. As a result, the Company is required under U.S. Generally Accepted Accounting Principles to reflect the impact of the memorandum of understanding, which is a subsequent event, in its financial statements for the three months ended March 27, 2010.  Please refer to the Company's Current Report on Form 8-K/A that was filed with the U.S. Securities and Exchange Commission on May 5, 2010. For details, please refer to the Company's Current Report on Form 8-K/A that was filed with the U.S. Securities and Exchange Commission on May 5, 2010.

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“Safe Harbor” Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the finalization and approval of the class action settlement, and the Company's belief that the after-tax cash impact of the agreement in principal is estimated to be $110 million.  These statements are based on current information and expectations and involve a number of risks and uncertainties, including the possibility that a final settlement is not reached or approved by the Court.

About Maxim
Maxim Integrated Products is a publicly traded company that designs, manufactures, and sells high-performance semiconductor products. The Company was founded over 25 years ago with the mission to deliver innovative analog and mixed-signal engineering solutions that add value to its customers' products. To date, it has developed over 6,200 products serving the industrial, communications, consumer, and computing markets.
Maxim reported revenue in excess of $1.6 billion for fiscal 2009. A Fortune 1000 company, Maxim is included in the Nasdaq 100, the Russell 1000, and the MSCI USA indices. For more information, go to www.maxim-ic.com.

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